Exhibit 10-51

AMENDMENT NO. 1 TO THE
FIRSTENERGY CORP. 2015 INCENTIVE COMPENSATION PLAN

THIS AMENDMENT is adopted and approved as of this 21st day of February, 2017, by the Compensation Committee (the “Committee”) of the Board of Directors of FirstEnergy Corp. (the “Company”).
WITNESSETH:

WHEREAS, the Company’s shareholders approved the FirstEnergy Corp. 2015 Incentive Compensation Plan (the “Plan”) on May 19, 2015;

WHEREAS, Section 17.1 provides that the Committee may amend the Plan at any time, provided that such amendment does not require shareholder approval under applicable stock exchange rules and does not materially or adversely affect any award previously granted under the Plan; and

WHEREAS, due to changes in the accounting rules applicable to awards granted under the Plan, the Committee desires to amend the Plan with respect to awards granted in 2017 and thereafter to remove the requirement that the Company may not withhold in shares more than the minimum statutory tax that could be imposed on the transaction.

NOW, THEREFORE, effective as of February 21, 2017, the Committee hereby amends the Plan as follows:

1.	Section 18.1 of the Plan is hereby replaced in its entirety with the following:

“18.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.”

2.	Section 18.2 of the Plan is hereby replaced in its entirety with the following:

“18.2 Share Withholding. With respect to withholding required upon the lapse of restrictions, settlement or any other taxable event arising as a result of an Award other than a Stock Option or SAR that is payable through the issuance and delivery of Shares to the Participant, unless the Committee determines otherwise, each Participant shall satisfy his or her withholding requirement by having the Company withhold a number of Shares having a Fair Market Value on the date the withholding amount is to be determined in an amount not to exceed the maximum rate for the Participant in the applicable jurisdiction.”

3.	Any capitalized term not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Plan, as applicable.

4.	This Amendment modifies or adds only the provisions specified herein. All other provisions of the Plan remain in full force and effect.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Amendment to be executed this 21st day of February, 2017.

FIRSTENERGY CORP.

By: /s/ Charles E. Jones

ITS: President and Chief Executive Officer

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